                                 RULE 424(b)(3)
                      TO REGISTRATION STATEMENT 333-139032

                            FALCONSTOR SOFTWARE, INC.
                       SUPPLEMENT DATED FEBRUARY 26, 2007
                                       TO
                       PROSPECTUS DATED NOVEMBER 30, 2006

      The following information amends and restates the "Selling Stockholders"
table contained in the Prospectus dated November 30, 2006 ("Prospectus")
relating to the sale of an aggregate of 2,240,579 shares of common stock, $.001 par value ("Common Stock"), by certain persons ("Selling Stockholders"). All capitalized terms used herein which are not otherwise defined have the meaning ascribed to them in the Prospectus. The "Selling Stockholders" table is being amended primarily to reflect a charitable gift of 10,000 shares by Bernard Wu to the Saddleback Church. Accordingly, the number of shares held by Mr. Wu and the number of shares to be sold by Mr. Wu pursuant to the Prospectus shall be reduced by 10,000 and the Saddleback Church may sell up to 10,000 shares of
Common Stock pursuant to the Prospectus. The Saddleback Church owns no other shares of Common Stock and has not been an officer, director or employee of the
Company for the past three years. In addition, certain information in the
Selling Stockholders table has changed since the effective date of the
Registration Statement underlying the Prospectus.

                              SELLING STOCKHOLDERS

      This Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2000 Stock Option Plan, our
2004 Outside Directors Stock Option Plan, our 2006 Incentive Plan and our 1994
Outside Directors Stock Option Plan.

      The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder at February 23, 2007, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of February 23, 2007), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering.

                                                                       NUMBER OF       PERCENTAGE OF
                                                                       SHARES OF        CLASS TO BE
                          NUMBER OF SHARES OF         NUMBER OF      COMMON STOCK      OWNED AFTER
                             COMMON STOCK            SHARES TO BE        AFTER          COMPLETION
                         BENEFICIALLY OWNED AT       OFFERED FOR     COMPLETION OF        OF THE
    NAME                 FEBRUARY 23, 2007 (1)        RESALE (2)      THE OFFERING       OFFERING
Lawrence S. Dolin (3)        133,957(1)                 115,000           40,000              *

Steven R. Fischer (4)         88,957                    115,000           10,000              *

Steven L. Bock (5)            37,500                     60,000                0              *

Patrick B. Carney (6)         78,762                    100,000              500              *

Wayne Lam (7)                635,180                    673,743           39,237              *

James Weber (8)              252,979                    295,479                0              *

Bernard Wu (9)               529,370                    622,120                0              *

Alan Kaufman (10)             31,944                     60,000                0              *

Alex Chen (11)                    **                     10,000 (11)           0              *

Alan Chen (12)                    **                     20,000 (12)           0              *

Eric Chen (13)                    **                     10,000 (13)           0              *

Seth Horowitz (14)                **                     10,000 (14)           0              *

Alex Jiang (15)                   **                     10,000 (15)           0              *

John Lallier (16)             28,844                     10,000 (16)      28,844              *

Wai Lam (17)                      **                     20,000 (17)           0              *

Prakash Manden (18)               **                     20,000 (18)           0              *

Seth Oxenborn (19)           211,077                     10,000 (19)     211,077(19)          *

Jimmy Wu (20)                     **                     20,000 (20)           0              *

Saddleback Church             10,000                     10,000 (21)           0              *

*Less than one percent

** In addition to the restricted stock being offered for resale by such individuals, such individuals may also hold presently exercisable options or options exercisable within 60 days of February 23, 2007. None of such options are being offered for resale because none of such employees is an executive officer, director or otherwise an "affiliate" of the Company.

(1)      A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after February 23, 2007 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from February
         23, 2007) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)      Includes with respect to Messrs. Dolin, Fischer, Bock, Carney, Wayne
         Lam, Weber, Bernard Wu, and Kaufman shares issuable upon the exercise of options both currently and not currently exercisable. In addition to options, Messrs. Wayne Lam, Weber and Bernard Wu own shares of restricted stock.

(3)      Based on information contained in Forms 4 filed by Mr. Dolin and certain other information. Consists of (i) 40,000 shares held by
         Northern Union Club and (ii) 93,957 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of February 23, 2007. Mr. Dolin is a general partner of Mordo Partners, which is a general partner of Northern Union
         Club. Mr. Dolin disclaims beneficial ownership of the securities held by Northern Union Club, except to the extent of his equity interest therein. Mr. Dolin has been a Director of the Company since August
         2001.

(4)      Based on information contained in Forms 4 filed by Mr. Fischer and certain other information. Consists of (i) 10,000 shares held by Mr.
         Fischer and (ii) 78,957 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within
         60 days of February 23, 2007. Excludes 1,000 shares of Common Stock held by Mr. Fischer as a custodian for his daughter. Mr. Fischer disclaims beneficial ownership of the securities held as a custodian for his daughter, except to the extent of his equity interest therein.
         Mr. Fischer has been a Director of the Company since August 2001.

(5)      Based on information contained in a Form 3 and Forms 4 filed by Mr.
         Bock and certain other information. Mr. Bock has been a Director of the
         Company since January 2005.

(6)      Based on information contained in a Form 3 and Forms 4 filed by Mr.
         Carney and certain other information. Consists of (i) 500 shares held by Mr. Carney and (ii) 78,262 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of February 23, 2007. Mr. Carney has been a
         Director of the Company since May 2003.

(7)      Based on information contained in Forms 4 filed by Mr. Lam and certain other information. Consists of (i) 38,003 shares held by Mr. Lam including 20,000 restricted shares, (ii) 1,234 shares of Common Stock held by Mr. Lam's spouse, and (iii) 595,943 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of February 23, 2007. Mr. Lam has served as vice president of the Company and its predecessor entity since April 2000.

(8)      Based on information contained in a Form 3 and Forms 4 filed by Mr.
         Weber and certain other information. Consists of (i) 20,000 restricted shares and (ii) 232,979 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within
         60 days of February 23, 2007. Mr. Weber has served as Chief Financial
         Officer, Treasurer and a Vice President since February 2004. Prior to becoming Chief Financial Officer, Mr. Weber served as worldwide
         Corporate Controller of the Company and its predecessor entity, since
         April 2001.

(9)      Based on information contained in a Form 3 and Forms 4 filed by Mr. Wu and certain other information. Consists of (i) 222,020 shares held by
         Mr. Wu, including 20,000 restricted shares and (ii) 307,350 shares of
         Common Stock issuable upon exercise of options that are currently exercisable or will be exercisable within 60 days of February 23, 2007.
         Mr. Wu has served as Vice President of Business Development of the
         Company and its predecessor entity since November 2000.

(10)     Based on information contained in a Form 3 and Forms 4 filed by Mr.
         Kaufman and certain other information. Mr. Kaufman has been a Director of the Company since May 10, 2005.

(11)     Alex Chen has been Managing Director of FalconStor's Shanghai office for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(12)     Alan Chen has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(13)     Eric Chen has been a Vice President of FalconStor and the General
         Manager of the Asia-Pacific Region for at least the past three years.
         The shares being offered for resale hereby consists of restricted stock.

(14)     Seth Horowitz has been Vice President, General Counsel & Secretary of
         FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(15)     Alex Jiang has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(16)     John Lallier has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock. In addition, Mr. Lallier holds 28,844 shares of
         Common Stock.

(17)     Wai Lam has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(18)     Prakash Manden has been a Vice President of FalconStor since May 2004.
         Prior to May, 2004, Mr. Manden was an employee of FalconStor. The shares being offered for resale hereby consists of restricted stock.

(19)     Seth Oxenhorn has been Director, Business Development of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock. In addition, Mr. Oxenhorn may be deemed the beneficial owner of 211,077 shares of Common Stock held by the Eli Oxenhorn Family Limited Partnership (the "EOFLP"). Mr.
         Oxehnhorn disclaims beneficial ownership of the securities held by the
         EOFLP, except to the extent of his equity interest therein.

(20)     Jimmy Wu has been a Vice President of FalconStor for at least the past three years. The shares being offered for resale hereby consists of restricted stock.

(21)     These shares were received as a gift from Bernard Wu.

Alex Chen, Alan Chen and Eric Chen are not related.

Wayne Lam and Wai Lam are brothers.

Bernard Wu and Jimmy Wu are not related.